Exhibit 23.2

Consent of Ryder Scott Company, L.P.

We hereby consent to the incorporation by reference into this registration statement on Form S-4 (including any amendments thereto, the related prospectus, and any related prospectus supplement) of Jagged Peak Energy LLC (the “Registration Statement”) of our report, dated March 7, 2018, with respect to the estimates of reserves and future net income of Jagged Peak Energy LLC as of December 31, 2017 and data extracted therefrom. We hereby further consent to the use of our name in the “Experts” section of the related prospectus, which constitutes a part of such Registration Statement.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado
December 13, 2018